SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2006

A. O. Smith Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-475	39-0619790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 245008, Milwaukee, Wisconsin 53224-9508

(Address of principal executive offices, including zip code)

(414) 359-4000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 204.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On January 1, 2006, Terry M. Murphy became Senior Vice President and Chief Financial Officer of A. O. Smith Corporation (the “Company”). The Company and Mr. Murphy entered into an Executive Incentive Compensation Award Agreement (“Agreement”) and a compensation and benefits arrangement (“arrangement”). The form of Agreement was filed with the Securities and Exchange Commission on December 22, 2005, and is incorporated by reference into this Item 1.01. The material terms and conditions of the Agreement and the arrangement are summarized in Item 5.02, below and the contents of such summary are incorporated into this Item 1.01 by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The material terms and conditions of the compensation and benefits arrangement and the Executive Incentive Compensation Award Agreement are summarized below. That portion of the description relating to incentive compensation, grants and awards is qualified in its entirety by reference to the provisions of the Executive Incentive Compensation Award Agreement which was filed with the Securities and Exchange Commission on December 22, 2005.

•	Mr. Murphy’s annual base salary is $400,000.

•	Mr. Murphy’s signing bonus is $100,000, payable within 30 days of his start date.

•	Mr. Murphy is eligible to receive cash short-term incentive compensation under the A. O. Smith Combined Executive Incentive Compensation Plan (“Plan”).

•	Mr. Murphy received a grant under the Plan of 18,000 shares of stock with a per share option price equal to the fair market value of the stock on January 3, 2006.

•	Mr. Murphy was awarded under the Plan 21,000 shares of Restricted Stock Units (Phantom Stock) on January 3, 2006, subject to vesting.

•	Mr. Murphy was awarded 1,300 Performance Units on January 3, 2006.

•	Mr. Murphy will be eligible to participate in the Company’s Retirement Plan, Supplemental Pension Plan, Profit Sharing Retirement Plan and the Company’s medical, dental, life insurance, disability and other benefit programs generally made available to officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. O. SMITH CORPORATION

Date: January 13, 2006	By:	/s/ W. David Romoser
W. David Romoser Vice President, General Counsel and Secretary